Exhibit 10.42
PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED STOCK OPTION AWARD

PG&E CORPORATION, a California corporation, hereby grants performance-based non-qualified stock options (“Options”) to the Participant named below (sometimes referred to as “you”). The Options have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Options are set forth in this cover sheet and in the attached Performance-Based Stock Option Agreement (the “Agreement”).
Date of Grant:  August 14, 2019
Name of Participant:  William D. Johnson
Participant’s Participant ID:  <Emp Id>
Number of Options:  2,866,667

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Options dated August 14, 2019.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 90 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED STOCK OPTION AGREEMENT

The LTIP and Other Agreements
This Agreement and the above coversheet constitute the entire understanding between you and PG&E Corporation regarding the Options, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Stock Options
PG&E Corporation grants you the number of Options shown on the cover sheet of this Agreement. The Options will be divided into three tranches. The first tranche will consist of 800,000 Options (the “Tranche 1 Options”), the second tranche will consist of 1,000,000 Options (the “Tranche 2 Options”) and the third tranche will consist of 1,066,667 Options (the “Tranche 3 Options”). The Options are subject to the terms and conditions of such cover sheet, this Agreement, and the LTIP.

Term/Expiration	The Tranche 1 Options and Tranche 2 Options expire at the close of business four years after the Date of Grant and the Tranche 3 Options expire at the close of business five years after the Date of Grant, after which time the Options cease to be exercisable (such period, as applicable, the “Term”). The Options covered by this Agreement are not Incentive Stock Options.
Option Exercise Price/Term/ Exercise
The exercise price per share of Stock is $25.00 for the Tranche 1 Options, $40.00 for the Tranche 2 Options and $50.00 for the Tranche 3 Options. Vested Options may be exercised by paying the corresponding exercise price, to purchase an equivalent number of shares of Stock.
To the extent permitted by law, if on the last day of the Term of the Options, the Fair Market Value of one share of Stock exceeds the per share exercise price, and the Participant has not exercised the Option, the Option, to the extent vested, shall be deemed to have been exercised by the Participant using the “Cashless Exercise” method described below to pay the aggregate exercise price and tax withholdings.

Vesting of Stock Option
As long as you remain employed with PG&E Corporation, the one-third of each of the Tranche 1 Options, Tranche 2 Options and Tranche 3 Options will vest upon, and to the extent of, the Committee’s certification of the extent to which the performance goals have been attained for this award on each of December 31, 2019, December 31, 2020 and December 31, 2021 (each, a “Vesting Date”), which certification will occur on or after January 1 but before March 15 of the year following each Vesting Date. Except as described below, all Options that have not vested will be cancelled upon termination of your employment.

Performance Goals
For the December 31, 2019 Vesting Date, the number of Options you are entitled to exercise will be calculated by multiplying the number of vested Options by the “payout percentage” determined as follows (except as set forth elsewhere in this Agreement), rounded to the nearest whole number:
The Options have safety-based, financial-based and customer-based performance goals and a resulting payout percentage based on the achievement of the applicable performance goals. The Options’ performance goals will be a modification of the 2019 STIP performance goals as described and approved in an order of the Bankruptcy Court dated April 29, 2019. The Options’ performance goals are set forth on Exhibit A, as measured over the period April 1, 2019 through December 31, 2019, subject to adjustment as set forth below.
Achievement of the Options’ performance goals will be certified by the Committee. Subject to rounding considerations, if performance is below threshold, the payout percentage will be 0%; if performance is at threshold, the payout percentage will be 50%; if performance is at target, the payout percentage will be 100%; and if performance is at or better than maximum, the payout percentage will be 150%. The actual payout percentage for performance between threshold and maximum will be determined based on linear interpolation between the payout percentages for threshold and target, or target and maximum, as appropriate. Notwithstanding the foregoing, if the aggregate score for the public safety index metric set forth on Exhibit A is below threshold level, then the payout percentage will be reduced by 50% and if the aggregate score for the public safety index metric set forth on Exhibit A is at or above threshold level but below target level, then the payout percentage will be reduced by 25%. The final score will be determined in the discretion of the PG&E Corporation Board of Directors or its delegate, including any decision to reduce or forego payment entirely.
For the December 31, 2020 and December 31, 2021 Vesting Dates, the applicable performance goals will be determined by the Committee in its good faith discretion.
The final payout percentage, if any, will be determined as soon as practicable following the date that the Committee or an equivalent body certifies the extent to which the performance goals have been attained, pursuant to Section 10.5(a) of the LTIP.

Dividends	Options do not have tandem dividend equivalents and do not accrue dividend equivalents.
Voluntary Termination	In the event of your voluntary termination, all unvested Options will be cancelled on the date of termination. Vested Options may be exercised for the remaining Term of the Options.
Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all vested and unvested Options will be cancelled immediately. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause, any unvested Options will be cancelled unless your termination of employment was in connection with a Change in Control as provided below. Vested Options may be exercised for the remaining Term of the Options.

Death/Disability
If your employment terminates due to your death or Disability, all of your Options will continue to vest and become exercisable on the applicable Vesting Date following the Committee’s certification of the extent to which the performance goals have been attained (without regard to the requirement that you be employed). Vested Options may be exercised within one year after the applicable Vesting Date or the remaining Term of the Options, whichever is shorter.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Options subject to this Agreement.
If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, Options will vest on the applicable Vesting Date, and the performance goals will be deemed to have been achieved at target, resulting in a payout percentage of 100%.
If the Options are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Options, all of your unvested Options will vest and the performance goals will be deemed to have been achieved at target, resulting in a payout percentage of 100%. Such Options will be cancelled for fair value (as determined by the Committee in its sole discretion in good faith) which, if so determined by the Committee, will equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction, directly or indirectly, to holders of the same number and class of shares of Stock subject to such unvested Options over the aggregate exercise price of such unvested Options.

Termination In Connection with a Change in Control (if Acquiror assumes, continues, or substitutes the awards)
If your employment is terminated (other than termination for cause or your voluntary termination) in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Options (including Options that you would have otherwise forfeited after such termination) will vest on the date of the Change in Control and the performance goals will be deemed to have been achieved at target, resulting in a payout percentage of 100%. Vested Options may be exercised within one year after the Change in Control or the remaining Term of the Options, whichever is shorter.
In the event your employment is terminated (other than termination for cause or your voluntary termination) in connection with a Change in Control within two years following the Change in Control, your Options (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this award) will vest on the date of such termination and the performance goals will be deemed to have been achieved at target, resulting in a payout percentage of 100%. Vested Options may be exercised within one year after the termination or the remaining term of the Options, whichever is shorter.
PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Exercise of Options/Payment of Withholding Taxes
Vested Stock Options may be exercised using the following methods, subject to such terms and conditions as the Committee may impose, at the Participant’s election:
•Cashless Exercise – Upon exercise, all shares are sold by a broker chosen by PG&E Corporation. The aggregate exercise price and required taxes are remitted to PG&E Corporation. The remaining proceeds, less broker fees, are delivered to the Participant.

•Cash Exercise – To exercise, the Participant delivers the sum of the aggregate exercise price and taxes due by check made payable to PG&E Corporation or in such other manner prescribed by PG&E Corporation. The exercised shares are delivered to the Participant.

•Stock Swap – Payment of the aggregate exercise price and tax withholding is made by tender to PG&E Corporation or attestation to the ownership of shares of PG&E Corporation common stock owned by the Participant having a Fair Market Value not less than the exercise price and taxes due. Notwithstanding the foregoing, such a stock swap would not be allowed to the extent that such tender or attestation would constitute a violation of any provisions of any law, regulation, or agreement restricting the redemption of PG&E Corporation’s stock, or would have unfavorable accounting consequences or any member of the Participating Company Group.

In no event will shares of Stock be delivered pursuant to the exercise of the Options until the Participant has made arrangements acceptable to the Committee for the satisfaction of applicable withholding obligations, including income and employment tax withholding obligations.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights	You will not have voting rights with respect to the Options, unless you exercise Options and shares are issued to you. No Options and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Options may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.
No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work intranet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).

Change in Capital Structure/Anti-Dilution	In the event of a change in the capital structure of the Corporation, this award and the shares of Stock subject to this award shall be subject to adjustment as set forth in Section 4.2 of the LTIP. In addition, this award will be subject to adjustment in order to protect this award from dilution in the event of (i) a spin-off to existing shareholders, (ii) a rights offer to existing shareholders, or (iii) any other transaction in which existing shareholders receive the same anti-dilution protections as Mr. Johnson. In each case, such anti-dilution protection shall be subject to adjustment as determined by the Board and compliance with the Bankruptcy Court’s order entered at Docket No. 3546 approving the anti-dilution protection provided herein.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

EXHIBIT A

Performance-Based Stock Options Performance Goals

1.Safety Metrics (inclusive of all safety-related Performance Metrics) (Weight: 65%):
a.Nuclear Reliability and Safety Indicator (Weight: 5%): Measures nuclear power generation and safety based on performance indicators for nuclear power generation developed by nuclear industry and applied to all U.S. nuclear power plants.
b.Public Safety Index (Weight: 25%): This metric includes two equally weighted sub-metrics:
i.Enhanced Vegetation Management (“EVM”): EVM measures how many circuit miles of vegetation have been cleared under the EVM program within high-fire risk areas to reduce wildfire risk.
ii.System Hardening: System Hardening measures completed circuit miles of fire design applications within high-fire risk areas.
1.First-Time ILI Miles (Weight: 10%): Measures the number of miles of natural gas transmission pipelines that were successfully inspected for the first following the introduction of inspection tools (sensors) within the pipelines.
2.Asset Records Duration Index (Weight: 10%): Tracks the average number of days required to complete appropriate documentation of electric and gas construction projects.
3.Serious Injuries and Fatalities Corrective Actions Index (15%): Measures the quality (as determined by independent safety expert) and timeliness of corrective actions implemented in response to employee and contractor serious injuries and fatalities events.

2.Customer Satisfaction (Weight: 10%): Measures the number of customer complaints escalated to the CPUC.

3.Financial Performance (Weight: 25%): Earnings from Operations (“EFO”): Measures financial performance from core operations calculated as net income adjusted for income or expenses associated with events or circumstances outside of ongoing core operations.